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                                                                  EXHIBIT 10.1

                       FORM OF 18-MONTH LOCK-UP AGREEMENT


Date:  September 30, 1997

To:     Juno Acquisitions, Inc.
        370 Lexington Avenue, Suite 1808
        New York, NY  10017


Re:     Lock-up of Shares of Common Stock

Ladies/Gentlemen:

LK Global (Holdings) NV ("LKNV") is the legal and beneficial owner of 12,845,000 shares of LK Global Information Systems, BV ("LK Global"). LK Global (Holdings) NV is aware that LK Global is contemplating a reorganization with Juno Acquisitions, Inc. ("Juno").

I hereby confirm that I have full power and authority to enter into this letter agreement to restrict the transferability of LKNV's shares. LKNV agrees that it will not sell or otherwise dispose of 10,160,400 shares of the Juno Common Stock received by it in the Reorganization owned directly, indirectly or beneficially by it or available to it at this time or at the Closing Date of the Reorganization, for a period of eighteen months subsequent to the Closing Date of the Reorganization, without the written consent of the Juno Board of Directors.

LKNV represents that it has not taken, and will not take, directly or indirectly, any action designed to or which might reasonably be expected to cause or result in the stabilization or manipulation of the price of the Common Stock, or to facilitate the sale or resales of the Common Stock.

Very truly yours,

LK Global (Holdings) NV

-----------------------------
By:     Lycourgos K. Kyprianou
        Managing Director
Address:       Duke's Court, Duke's Street
               Woking Surrey GU215BH
               England